SUPPLEMENT TO THE

VARIABLE INSURANCE PORTFOLIO ADMINISTRATIVE FEE AGREEMENT

THIS SUPPLEMENT TO THE VARIABLE INSURANCE PORTFOLIO ADMINISTRATIVE FEE AGREEMENT (the “Supplement”) is entered into as of May 1, 2024 by and between T. Rowe Price Associates, Inc. (“Price Associates”) and Minnesota Life Insurance Company the “Company”).

WHEREAS, T. Rowe Price Investment Services, Inc. (the “Underwriter”) and the Company have entered into a participation agreement dated April 6, 2022 (the “Participation Agreement”), as amended, in order to facilitate investments in certain T. Rowe Price VIP funds (each a “Portfolio” and collectively, the “Portfolios”); pursuant to which the Portfolios serve as funding vehicles for variable annuity and/or variable life contracts (“Contracts”) which are utilized by one or more of Company’s separate accounts (“Separate Accounts”);

WHEREAS, T. Rowe Price Services, Inc. (“Price Services”) entered into a Variable Insurance Portfolio Administrative Fee Agreement dated May 1, 2024 (the “VIP AFP Agreement”) pursuant to which Price Services makes certain payments to the Company for Company’s provision of certain administrative services, as more fully described in the VIP AFP Agreement (“Administrative Services”), on behalf of the Portfolios;

WHEREAS, Price Associates serves as the investment adviser to the Portfolios and may make certain payments to the Company for the provision of Administrative Services as described in the VIP AFP Agreement as well as other mutually agreed upon services; and

WHEREAS, any defined terms used herein, but not defined, shall have the meaning ascribed to them in the VIP AFP Agreement.

NOW, THEREFORE, the parties hereby agree to supplement the VIP AFP Agreement as follows:

1. In consideration of Company providing the Administrative Services on behalf of the Portfolios, Price Associates shall make payments from its bona fide profits as investment adviser to the Portfolios in an amount equal to 0.10% per annum of the average net asset value of shares of the Portfolios held by the Separate Accounts under the Participation Agreement (“Supplemental AFP Payment”), provided, however; such Supplemental AFP payment by Price Associates shall only be payable with respect to the Portfolios for each calendar month during which the aggregate dollar value of shares exceeds $250,000,000 in the Portfolios, collectively, at all times during that month. For purposes of computing the Supplemental AFP Payment, the average net asset value of shares of the Portfolios invested in the Portfolios over a monthly period shall be computed by totaling the Separate Accounts’ aggregate investment (share net asset value multiplied by total number of shares held by the Separate Accounts) on each business day during the calendar month and dividing by the total number of business days during the month.

2. The Supplemental AFP Payment shall be calculated by Price Associates at the end of the calendar month and paid to Company within 30 calendar days thereafter. Company agrees to review the Supplemental AFP Payment described in this Supplement and notify Price Associates within thirty (30) business days after receipt of the Supplemental AFP Payment if the Company believes there are any discrepancies, including non-receipt of payment, between its records and the Supplemental AFP Payment. Price Associates shall not issue backpayments except in the event that Company has provided such discrepancy notification.

3. The parties to this Supplement recognize and agree that Price Associates’ payment of the Supplemental AFP Payment represents compensation for Administrative Services and mutually agreed upon services only and does not constitute payment in any manner for investment advisory services. Company hereby represents that it may legally receive the Supplemental AFP Payment.

4. This Supplement shall remain in full force and effect until either party provides the other with 30 days written notice of its intent not to continue the Supplement. This Agreement and all obligations hereunder shall terminate automatically upon the redemption of the Company’s investments in the Portfolios or the termination of the Participation Agreement and/or VIP AFP Agreement.

5. This Supplement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original, but all counterparts, when taken together, shall constitute one and the same agreement. Each party may execute this Supplement by applying an electronic signature using DocuSign or any other electronic signature method and acknowledges, agrees, and confirms that the use of such an electronic signature program shall result in a reliable and valid delivery of such party’s signature to this supplement and each party agrees that it will not challenge the validity of this Supplement based solely upon the use of an electronic signature.

IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed by its duly authorized officer, effective as of the date first written above.

T. ROWE PRICE ASSOCIATES, INC.

By:
Name:	William Presley
Title:	Vice President

MINNESOTA LIFE INSURANCE COMPANY

By:
Name:	Andrea D. Piepho
Title:	2nd VP, Life & Annuity Product Dev.
Date:	March 5, 2024